EXHIBIT 10.3

OPERATING AGREEMENT OF

ENDO & CENTRE VENTURE, LLC

Dated: April 16, 2018

THE OPERATING AGREEMENT OF
ENDO & CENTRE VENTURE LLC

THIS OPERATING AGREEMENT ("Agreement"), dated April 16, 2018, is made by ENDO BRANDS, INC., a Nevada corporation, and CENTRE MANUFACTURING, INC., a Minnesota corporation, as Members, for the purpose of creating the Operating Agreement of ENDO & CENTRE VENTURE, LLC, a Nevada limited liability company. The parties to this Agreement are sometimes referred to hereinafter collectively as the "Members" or "Member", as the case may be.

Witnesseth:

NOW THEREFORE, with the full acknowledgement of the facts as recited herein and in consideration of the mutual promises of the Members hereto, one to another and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

ARTICLE I

FORMATION AND PURPOSE OF LIMITED LIABILITY COMPANY

Section 1.1 Formation of Limited Liability Company.

(a) The parties to this Agreement hereby agree to become Members and to form a Limited Liability Company pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes (N.R.S.) as adopted in Nevada for the limited purposes and scope set forth herein below.

(b) Except as expressly provided herein, the rights and obligations of the Members and the administration and termination of the Limited Liability Company as specified herein shall be construed in accordance with N.R.S. 86.010, *et. seq*.

Section 1.2 Name of Limited Liability Company. The Limited Liability Company's business shall be conducted under the name of ENDO & CENTRE VENTURE, LLC (hereinafter referred to as the "Company").

Section 1.3 Purposes and Scope of the Limited Liability Company.

(a) The primary purpose of the Company shall be to manufacture and market private-label foods and beverages. In addition, the Company may own, manage, buy, sell and otherwise deal with any and all businesses, investments and properties in whatever manner the Members shall choose. The Members further agree to acquire and have the Company manage all the appurtenant rights, easements and interests in any real property, and such activities as may be incidental thereto, and such other related business as may be agreed upon by the Members. The specifications of a particular type of business herein shall not be deemed a limitation on the general

powers of the Company. The Company may own such assets as may be necessary to conduct the Company's business and may engage in any other activities or business incidental or related to furthering its general purpose.

(b) The intent of the Members is to increase the capital value of the Company and its assets and to maximize Company profits.

(c) Nothing herein contained shall be deemed in any way or manner to prohibit or restrict the right or freedom of any Member separately, as a separate entity apart from the Company, to conduct any business or activity whatsoever.

(d) No Member shall have any authority to act for or to assume any obligations or responsibility on behalf of any other Member or the Company.

Section 1.4 Articles of Organization. Concurrently with, or prior to, the execution of this Agreement, Articles of Organization shall be filed with the Secretary of State. The Articles of Organization have been or shall be recorded in the office of the Secretary of State of the State of Nevada. The Managers agree to execute, acknowledge, file record and/or publish as necessary, such amendments to said Articles of Organization as may be required by this Agreement or by law and such other documents as may be appropriate to comply with the requirements of law for the formation, preservation and/or operation of the Company.

Section 1.5 Principal Place of Business. The principal office and place of business of the Company shall be at Centre Manufacturing or at such other place as the Members shall from time to time determine.

Section 1.6 Term of Company. The Company shall begin on the day the Articles of Organization are filed with the Secretary of State and shall have a perpetual existence or until terminated pursuant to the terms and conditions of this Agreement.

Section 1.7 Definitions - General. Capitalized words and phrases used in this Agreement have the following meanings:

(a) "Act" means Chapter 86 of the Nevada Revised Statutes, as amended from time to time (or any corresponding provisions of succeeding law).

(b) "Adjusted Capital Contribution" means, as of any day, a Member's Capital Contributions reduced by the sum of (i) any liabilities of such Member that are assumed by the Company (at any time) or that are secured by any property contributed to the Company (at the time of such contribution) by such Person and (ii) the aggregate distributions to such Member pursuant to Articles III and IX hereof. In the event any Member transfers all or any portion of its interest in accordance with the terms of this Agreement, its transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred interest.

(c) "Capital Account" means, with respect to any Member a capital account maintained as follows:

(1) By increasing such account with:

(A) such Member's Capital Contributions,

(B) the distributive share of Profits and any items of or in the nature of income or gain that are specially allocated pursuant to Article III to such Member, and

(C) the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member; and

(2) By decreasing such account with:

(A) the amount of any cash (not including decreases in such Member's share of Company liabilities pursuant to Section 752(b) of the Code) and the Gross Asset Value of any other Company Property distributed to such Member pursuant to any provision of this Agreement,

(B) the distributive share of Losses and any items of or in the nature of expenses or losses that are allocated pursuant to Article III to such Member, and

(C) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed to the Company by such Member.

Immediately prior to liquidation of the Company, capital accounts shall be adjusted as necessary to reflect the fair market value of assets to be distributed among the Members.

For purposes of this Section 1.7(c), liabilities are considered assumed only to the extent the assuming party is thereby subjected to personal liability with respect to such obligation, the oblige is aware of the assumption and can directly enforce the assuming party's obligation, and as between the assuming party and the party from whom the liability is assumed, the assuming party is ultimately liable.

In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that such Capital Account related to the transferred interest.

(d) "Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the interest held by such Member. For purposes of this Section, money contributed to the Company does not include increases in any Member's share of Company liabilities pursuant to Section 752(a) of the Code.

(e) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(f) "Company" means the Company.

(g) "Company Property" means all real and personal property acquired by or contributed to the Company and any improvements thereto, and shall include both tangible and intangible property.

(h) "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period.

(i) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(2) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times:

(A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(B) the distribution by the Company to a Member of more than a de minimis amount of the Member's Capital Account if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Member(s) in the Company.

(j) "Managers" means a person elected by the Members of the Company to manage the Company.

(k) "Member" means any person, or entity whose name is set forth in the first paragraph of this Agreement as a Member or who has been admitted as an additional or Substituted Member pursuant to the terms of this Agreement. "Members" means all such persons or entities. All references in this Agreement to a majority in interest or a specified percentage of the Members shall mean Members holding more than 50% or such specified percentage, respectively, of the interest then held by Members.

(l) "Net Cash From Operations" means the gross cash proceeds from Company operations less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Managers. "Net Cash From Operations" shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances.

(m) "Net Cash From Sales or Refinancing" means the net cash proceeds from all sales or other dispositions (other than in the ordinary course of business) and all refinancing of Company Property less any portion thereof used to establish reserves, all as determined by the Managers. "Net Cash From Sales or Refinancing" shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of Company Property.

(n) "Person" means any individual, partnership, corporation, trust or other entity.

(o) "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustment: any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.7(o) shall be added to such taxable income or loss;

(p) "Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(q) "Units" means the share of interest in the Company as defined in

Section 2.2 hereof.

ARTICLE II

CAPITALIZATION AND FINANCING OF THE COMPANY

Section 2.1 Capital Contributions and Percentage Interests.

(a) Initial Percentage Interests. The initial percentage interests shall be as follows:

MEMBERS:	**PERCENTAGE INTEREST:**	**UNITS:**	**INITIAL CAPITAL CONTRIBUTION:**
Endo Brands, Inc.	51%	51	Services and labor
Centre Manufacturing, Inc.	49%	49	Services and labor

(b) Call for Additional Capital Contributions. The Managers will have the authority to ask (but not require) the Members to contribute additional capital when:

(1) additional capital is reasonably needed to pay existing or anticipated expenses of operation and administration; debt service for any amounts borrowed by the Company; insurance and tax payments; the cost of acquiring, maintaining and selling property of the Company; and

(2) the calls for capital are not discriminatory, that is, when all Members are permitted to contribute capital to the extent of each Member's percentage interest in the Company. A Member will not be obligated to contribute additional capital. The Managers will have the authority to reallocate the percentage interests of all Members, increasing the percentage interest of those who have made contributions and decreasing the percentage interest of those who did not make a full contribution within 60 days from the date a call is made.

(c) Withdrawals of Capital. No Member may withdraw any part of its capital contribution or receive any distributions from the Company except upon dissolution of the Company and as specifically provided by this Agreement.

(d) Loans to Company. No Member shall lend or advance money to or for the Company's benefit without the written approval of a majority of the other Members. If any Member, with the written consent of a majority of the other Members, lends money to the Company in addition to its contribution to Company capital, the loan shall be a debt of the Company to that Member, and shall bear a market rate of interest to be approved in writing by the Members. The liability shall not be regarded as an increase of the lending Member's capital, and it shall not entitle it to any increased share of the Company's net income, distributions or voting rights.

Section 2.2 Units in the Company. Each Member shall be issued by the Company the number of Units stated in Section 2.1(a) above. Thereafter, each Member who makes an additional capital contribution of 1) property to the Company shall be issued additional Units by the Company, based upon the fair market value of the property contributed and the per Unit fair market value of the Company at the time of the additional contribution, and 2) services to the Company shall be issued additional Units by the Company, based upon the fair market value of the services contributed and the per Unit fair market value of the Company at the time of the additional contribution. Fair market value shall be determined by a vote of more than three-fourths (3/4) of the Members. The Company shall have the power to issue any number of Company Units as necessary to give effect to this Section 2.2. Company Units and Percentage Interests of each Member shall be set forth in Section 2.1(a).

Section 2.3 Operating Contributions and Responsibilities; Expenses. Centre Manufacturing, Inc. shall provide the research and development, manufacturing, co-packing, formulation, and ingredient sourcing for the private label foods and beverages to be supplied by the Company. Endo Brands, Inc. shall provide all necessary marketing, sales, operations, and general management services. Each member shall, prior to the calculation of the Company's profits or losses, be entitled to reimbursement of all actual costs incurred in the performance of its respective functions as described herein. Each Member shall provide the other an accounting of all costs incurred in relation to the business and operations of the Company on a quarterly basis, or at such other intervals as the Members may agree upon.

ARTICLE III

PROFITS AND LOSSES; DISTRIBUTIONS; DRAWING ACCOUNTS

Section 3.1 Interest in Profits and Losses. The Company's profits and losses shall be allocated among the Members in the following proportions:

MEMBERS:	**PERCENTAGE OF PROFITS AND LOSSES:**
Endo Brands, Inc.	50%
Centre Manufacturing, Inc.	50%

Section 3.2 Determination of Net Income and Net Losses. The Company's profits or losses for each fiscal year shall be determined as soon as practicable after the close of that fiscal year in accordance with Section 1.7(o). As set forth in Section 2.3, the profit or loss of the Company shall be calculated after reimbursement to each Member of all actual costs incurred in the performance of its respective functions as described herein.

Section 3.3 Tax Status, Allocations and Reports.

(a) Unless otherwise agreed upon by the Members, the Company shall, for tax purposes, utilize the method of depreciation which will result in the greatest amount of deduction in each year.

(b) The Managers shall prepare, or cause to be prepared, all tax returns which must be filed on behalf of the Company with any taxing authority and make timely filing thereof. The cost thereof shall be borne by the Company.

(c) For accounting and federal and state income tax purposes, all income, deductions, credits, gains and losses of the Company shall be allocated to the Members in proportion to their respective percentages set forth in Section 3.1. Any item stipulated to be a Company expense under the terms of this Agreement, or which would be so treated in accordance with generally accepted accounting principles, shall be treated as a Company expense for all purposes hereunder, whether or not such item is deductible for purposes of computing net income for federal income tax purposes.

(d) In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member's distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recaptured income equal to the Member's share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

Section 3.4 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated

among the Members so as to take account of any variation between the adjusted basis of such property to the Company in accordance with Section 1.7(i) hereof.

In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.7(i) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Notwithstanding the preceding allocations, and to the extent the Managers deem it necessary to insure that the Operating Agreement and the allocations thereunder meet the requirements of the Code and the allocation regulations, allocations of the following type and in the following priority will be made to the appropriate Members in the necessary and required amounts as set forth in the Regulations before any other allocations under this Article III.

(a) Member nonrecourse debt minimum gain chargeback under the Regulations;

(b) In the event any Members unexpectedly receive any adjustments, allocations, or distributions described in various Regulations sections, items of Company income and gain to such Members in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts (excluding from such deficit balance amounts Members are obligated to restore under this Agreement.)

(c) Member nonrecourse deductions under Regulations Section 1.704-2(i) which will in all cases be allocated to the Member which bears the economic risk of loss for the indebtedness to which such deductions are attributable.

Section 3.5 Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

Section 3.6 Company Expenses. All legal fees (except legal fees and expenses incurred by each Member individually in connection with the formation and organization of the Company) architectural, engineering, consulting and other similar fees and expenses reasonably incurred by the Managers in connection with the operation of the Company shall be deemed Company expenses and shall be reimbursed out of Company funds when such expenses and fees have been approved by the Managers.

Section 3.7 Net Cash From Sales or Refinancing. Except as otherwise provided in this Agreement, Net Cash From Sales or Refinancing shall be distributed, at such times as the Managers may determine, to the Members in proportion to their Company membership percentage interests.

Section 3.8 Cash Distribution to Members.

(a) The term "distributable funds" shall mean the amount by which the total of the cash on hand and in the Company's bank accounts (excluding net cash derived from sales or refinancing) is in excess of the reasonable cash requirements and repair and replacement reserves of the Company. The cash requirements shall include, but not be limited to, the amounts reasonably (in accordance with generally accepted accounting procedures) required for taxes, insurance premiums, debt service and other expenses of the Company. In addition, reasonable cash requirements shall include reserves for future acquisitions and development of real estate and other Company business and investment interests.

(b) The Company's distributable funds shall be determined and distributed at such times as the Managers may in their sole discretion determine that funds are available and earnings may be retained by the Company and transferred to Company Capital for the reasonable needs of the business as determined in the sole discretion of the Managers. Any distributions shall be in the following order of priorities:

(1) To Member(s) in proportionate amounts sufficient to cover taxes owed by the Members as a result of the income and operations of the Company. In making this distribution the highest income tax rate for married individuals filing jointly shall be assumed for each Member.

(2) To make payments on any outstanding loans by any Member to the Company in accordance with the terms of said loans.

(3) Finally, any remaining distributable funds shall be given to each Member in accordance with their respective percentages set forth in Section 3.1.

Section 3.9 Taxation Classification of Company. The Company shall be presumed to be taxed as a partnership pursuant to income tax regulations 301.7701-1 through 301.7701-3. However, should the Company, pursuant to N.R.S. 86.151, be organized or exist with one member, the partnership tax provisions as set forth in this agreement shall be suspended and the Company shall be presumed to be taxed as a sole proprietorship. If a one member Company ever adds another

member to the Company the provisions in this agreement relating to partnership taxation shall thereupon be reinstated.

ARTICLE IV

LIMITED LIABILITY COMPANY ACCOUNTING; MEETINGS

Section 4.1 Fiscal Year; Accounting Method. The Company's fiscal year shall be from January 1 to December 31, and income or losses shall be reported on a cash basis for tax purposes.

Section 4.2 Company Books.

(a) Proper and complete books of account of the Company business shall be kept at the Company's principal place of business or such other place as the Managers shall designate. The books of account shall be maintained on a cash basis.

(b) Each Member, at its sole cost and expense, shall have the right at all times during usual business hours to audit, examine and make copies of or extracts from the Company's books of account. Such right may be exercised through any agent or employee of such Member designated by that Member or by an independent certified public accountant designated by such Member. The Member exercising such right shall bear all expenses incurred in any such examination made on the Member's behalf.

Section 4.3 Capital Accounts. An individual capital account shall be maintained for each Member, and the balance of said account shall be determined in accordance with 1.7(c) above.

Section 4.4 Bank Accounts. Funds of the Company shall be deposited in a Company account or accounts in the bank or banks approved by the Managers. Withdrawals from such bank accounts shall be made only by parties previously approved, in writing, by the Managers.

Section 4.5 Annual Report. If requested by a majority of the Members, within ninety (90) days after the end of each fiscal year of the Company or within such longer period as is reasonably necessary, the Managers shall make available to each Member an annual report. This report shall consist of at least (i) a copy of the Company's federal income tax returns for that fiscal year, and (ii) any additional information that the Members may require for the preparation of their federal and state income tax returns.

Section 4.6 Company Meetings. In the sole discretion of the Managers or upon the written request of a majority of the Members, a meeting may be held for all Members. The Managers shall review and discuss the financial statements at the meeting and report to the Members the financial condition of the Company. Upon the determination that the annual meeting shall take place, it shall be held at a place and time designated by the Managers. All Members shall receive prior notice of the date, time, and place of the meeting.

ARTICLE V

RIGHTS, POWERS AND DUTIES OF MANAGERS

Section 5.1 Authority of the Managers. The business of the Company shall be under the exclusive control and management of the Managers who shall act by a majority vote in all business affairs. For these purposes a Managers shall have one vote. The Members shall not participate in the management of the business of the Company. The Managers shall have the right and power to:

(a) Acquire land, buildings or any other interest in real estate;

(b) Acquire by purchase, lease or otherwise any personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance and operation of Company Property;

(d) Care for and distribute funds to the Members by way of cash, income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(e) Contract on behalf of the Company for the employment and services of employees and/or independent contractors and delegate to such persons the duty to manage or supervise any of the assets or operations of the Company;

(f) Borrow money, mortgage or encumber Company Property in order to further the purposes of the Company;

(g) Sell or otherwise transfer Company Property or any part or parts thereof;

(h) Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company Property and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a Company under the laws of each state in which the Company is then formed or qualified.

(i) Make any and all elections for federal, state and local tax purposes including, without limitation, any election, if permitted by applicable law:

(1) to adjust the basis of Company Property pursuant to Code Sections 754, 734, 743, or comparable provisions of state or local law, in connection with transfers of Membership interests and distributions to Members,

(2) to extend the statute of limitations for assessment of tax deficiencies against Members and Membership interest holders in their capacity as Members and Membership interest holders, and

(3) to execute any agreement or other documents relating to or affecting such tax matters or otherwise affect the rights of the Company, Members and

Membership interest holders. The Managers are specifically authorized to act as the "Tax Matters Partners" under the Code and in any similar capacity under state or local law.

(j) Select or vary depreciation and accounting methods and make other decisions with respect to treatment of various transactions for federal income tax purposes, consistent with the other provisions of this Agreement;

(k) Invest and reinvest principal and income in such securities and properties as the Managers shall determine. The Managers are authorized to acquire, for cash or on credit (including margin accounts), every kind of property, real, personal or mixed, and every kind of investment (whether or not unproductive, speculative, or unusual in size or concentration), specifically including, but not by way of limitation, deeds of trust, corporate or governmental obligations of every kind and stocks, preferred or common, of both domestic and foreign corporations, shares or interests in any unincorporated association, Trust, or investment company, including property in which a Manager is personally interested or in which a Manager owns an interest;

(l) Have the power to invest Company assets in securities of every kind, including debt and equity securities, to buy and sell securities, to write covered securities options on recognized options exchanges, to buy-back covered securities options listed on such exchanges, to buy and sell listed securities options, individually and in combination, employing recognized investment techniques such as, but not limited to, spreads, straddles, and other documents, including margin and option agreements which may be required by securities brokerage firms in connection with the opening of accounts in which such option transactions will be effected. In addition, the Managers shall have the power to buy and sell stock rights and stock warrants;

(m) Determine whether or not distributions should be made to the Members, except as may specifically be set forth elsewhere in this Agreement; or

(n) Determine the maximum and minimum cash requirements of the Company.

Section 5.2 Authority to Pay Certain Fees and Expenses. The Members hereby acknowledge that in certain instances there may be certain circumstances that make it appropriate for the Company to contract for the performance of services or the purchase, sale or other disposition of goods or other property, by or with some other party or entity related to or affiliated with the Members, or any one of them, or with respect to any entity to which the Members or any one of them may have a direct or indirect ownership or controlling interest; however, in each such instance:

(a) Any such services, goods or property obtained from any such person or entity shall be on terms no less favorable to the Company than those reasonably available from third parties.

(b) The sale, lease or other transfer of any portion of the Property to any such person or entity shall be on terms and at a price no less favorable to the Company than those reasonably available to third parties.

(c) A Member shall be reimbursed by the Company for the reasonable out-of-pocket expenses incurred by such Member on behalf of the Company in connection with the Company's business and affairs upon presentment of proper receipts and invoices.

Section 5.3 Waiver of Self-Dealing.

(a) The Managers shall have the authority to enter into any transaction on behalf of the Company despite the fact that another party to the transaction may be (1) a trust of which a Member is a trustee or beneficiary; (2) an estate of which a Member is a personal representative or beneficiary; (3) a business controlled by one or more Members or a business of which any Member is also a director, officer or employee; (4) any affiliate, employee, stockholder, associate, Manager, partner, Member or business associate; (5) any Member, acting individually; or (6) any relative of a Member; provided the terms of the transaction are no less favorable than those the Company could obtain from unrelated third parties.

(b) A Member may engage in or possess an interest in any other business or venture of any nature and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate. Neither the Company nor its Members shall have by virtue of this Agreement any right in any independent venture or its income or Profits.

Section 5.4 Right to Rely on Manager. Any Person dealing with the Company may rely upon a certificate signed by all of the Members as to:

(a) The identity of the Managers;

(b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a Manager or which are in any other manner germane to the affairs of the Company;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

Section 5.5 Bond. No one serving as a Manager will be required to furnish a fiduciary bond or other security as a prerequisite to his, her or its service.

Section 5.6 Duties. The Managers shall manage and control the affairs of the Company to the best of their ability, and the Managers shall use their best efforts to carry out the purposes of the Company for the benefit of all the Members.

ARTICLE VI

COMPENSATION TO MANAGERS

It is the intention of all the Members that each Manager may receive a reasonable compensation for services rendered to the Company. Therefore, the Managers may receive a reasonable compensation for services rendered, payable at least annually. If paid, this Compensation shall be in addition to their respective share of the Company's profits. The amount of compensation paid to a Manager shall be determined by a majority of the Members and be reviewed and adjusted periodically.

ARTICLE VII

ROLE AND LIABILITY OF MEMBERS

Section 7.1 Rights or Powers. Except as otherwise set forth in Section 7.2 below, the Members shall have no rights or powers to take part in the management and control of the Company and its business and affairs.

Section 7.2 Voting Rights. The Members shall have the right to vote on the matters explicitly set forth in this Agreement. Those matters to be voted on by the Members can be done by written consent. Such a written consent may be utilized at any meeting of the Members, or it may be utilized in obtaining approval by the Members without a meeting.

Section 7.3 Liability of Members. No Member shall have any personal liability whatsoever to the creditors of the Company for the debts of the Company or any losses beyond its capital contribution.

In accordance with Nevada law, a Member may, under certain circumstances, be required to return to the Company, for the benefit of Company creditors, amounts previously distributed to it as a return of capital. For purposes of this Section 7, the Members intend that no distribution to any Member of distributable funds or of the proceeds of any sale or financing shall be deemed a return or withdrawal of capital, even if such distribution represents, for federal income tax purposes or otherwise (in whole or in part), a return of capital, and that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the Managers.

Section 7.4 <u>Representations of Members.</u> Each Member hereby represents and warrants to the other Members and to the Company that such Member:

(a) Understands and agrees that its interest in the Company has not been registered under the Securities Act of 1933 or any similar state law regulating the offer or sale of securities and, therefore, such interest may not be transferred except in accordance with an effective registration under such Act and state law, or pursuant to an available exemption therefor;

(b) Takes its interest for its own account and not with any intent towards the resale or distribution thereof;

(c) Has read and fully understands and agrees to be bound by all of the terms and provisions of this Agreement;

(d) To the extent that such Member has had any questions with respect to the Company, this Agreement or any other matter bearing upon such Member's decision to enter into the Company, has had a full and complete opportunity to make inquiry of the Managers and has had all of its questions answered to its full and complete satisfaction;

(e) Is capable of evaluating the relative merits and risks presented by an investment in the Company, and to the extent the Member has desired to do so, the Member has consulted with its own independent legal, tax and investment advisers, and has determined that the investment in the Company is suitable to the Member, both in terms of its investment objectives and in terms of its financial situation; and

(f) Understands that the investment in the Company is a high risk, illiquid investment, that transfer of the Membership interest is restricted pursuant to the Company Operating Agreement, and that there presently exists no market for the Membership Interest and it is unlikely that one will develop; that transfers, offers or sales of the Membership Interest are subject to the restrictions and conditions of the Securities Act of 1933, among which are included a requirement that, prior to a transfer, offer, or sale, either a registration statement under such act and under the applicable state securities laws be filed covering interests in the Company, or an exemption from registration under such act and under such state securities laws is available.

Any other provision of this Agreement to the contrary notwithstanding, each Member agrees that such Members will not sell, assign or otherwise transfer all or any portion of its interest in the Company to any Person who does not similarly represent and warrant and similarly agree not to sell, assign or transfer such interest, or portion thereof, to any Person who does not similarly represent, warrant and agree.

ARTICLE VIII

SALE OF A LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST

Section 8.1 Sale of Interest of Member. A Member may sell his Membership interest, but, subject to Section 8.9, only after he has first offered it to the Company or other Members and under the conditions as follows:

(a) The Member shall give written notice to the Company that he desires to sell his interest. He shall attach to that notice the written offer of a prospective purchaser. This offer shall be complete in all details of purchase price and terms of payment. The Member shall certify that the offer is genuine and in all respects what it purports to be.

(b) For ninety (90) days from receipt of the written notice from the Member, the Company shall have the option to retire the interest of the Member at the price and on the terms contained in the offer submitted by the Member.

(c) If the offer is rejected in whole or in part by the Company, the interest or the remaining interest of the Member shall next be offered in writing to the other Members for a period of thirty (30) days next following expiration of the ninety (90) day period. The offer to the other Members shall be pro-rated in accordance with the ratio of the Membership interests of each Member to the total Membership interest of all the Members other than the one making the offer, on the terms and at prices (as to each offeree) determined by pro-rating the price. If not all the remaining interest is disposed of under the apportionment, each Member desiring to purchase a portion of the remaining interest shall be entitled to purchase the portion that remains undisposed of as his interest in the Company determined under Article III bears to the interest in the capital of the Company of all other Members desiring to purchase portions of the remaining interest. Any unaccepted Membership interest shall continue to be offered to all Members who have not rejected any of the pro-rata interests offered to them until all the Membership interest has been purchased or the remaining Membership interest has been rejected by all Members. Each offer period following the initial 30-day period provided for above shall continue for only fifteen (15) days following expiration of the prior offer period.

(d) Notwithstanding the foregoing in 8.1(b) and 8.1(c) above, the purchaser(s) of the Membership interests shall have the options to make payment for the interest as follows:

(1) The Company or Members purchasing the interest shall be entitled to pay upon closing an amount equal to the present value of the offer made by the prospective purchaser, discounted at the average of the prevailing prime rate of the three largest banks in Nevada, less one (1) percent; or

(2) The Company or Members purchasing the interest may pay twenty percent (20%) of the total purchase price on closing, and the balance payable over a period of time not in excess of five (5) years, as evidenced by an installment promissory note, payable in equal annual installments over the term of the note, the first annual payment coming due on the date which is one (1) year

from the closing date of sale of the Membership interest, bearing interest at the average of the then prevailing prime rate of the three largest banks in Nevada, less one (1) percent.

(e) If the Company or other Members do not exercise the option to acquire his interest, the Member shall be free to sell his Membership interest to the said prospective purchaser for the price, and on the terms contained in the certified offer submitted by the Member.

(f) Any sale or transfer or purported sale or transfer of any Membership interest shall be null and void unless made strictly in accordance with the provisions of this Article. The transferee of any Member's interest in the Company shall be subject to all the terms, conditions, restrictions and obligations of this agreement, including the provisions of this Article VIII.

Section 8.2 Assignment. A Member may sell his Membership interest to other Members in the same manner as provided in 8.1, as though the purchasing Member were a third-party purchaser.

Section 8.3 Estate Planning Transfers. A Member will also have the right to make estate planning transfers of all or any part of his or her ownership interest in the Company. The term "estate planning transfer" will mean any transfer (a) by any Member on account of such Member's death to a transferee permitted under this Section 8.3; (b) by a Member to a trust for the benefit of, or a corporation or partnership at least eighty percent (80%) of the equity of which is owned by the Member, the Member's spouse or Lineal Ancestors or Lineal Descendants of the Member; (c) by way of dissolution or liquidation to the beneficiaries or equity owners of a trust, corporation or partnership that would qualify as a transferee under clause (b) of this sentence; or (d) in respect to any individual Member, the transfer or assignment by gift or bequest to such Member's Lineal Ancestors or Lineal Descendants. In the event of any transfer pursuant to this Section, the Assignee Member shall be bound by this Agreement. In no event, however, shall any transfer pursuant to this Section 8.3 relieve the transferor of any of its obligations under this Agreement.

Section 8.4 Unauthorized Transfers. Subject to Section 8.9, the Company will not be required to recognize the interest of any transferee who has obtained a purported interest as the result of a transfer of ownership which is not an authorized transfer. If the ownership of a Membership interest is in doubt, or if there is reasonable doubt as to who is entitled to a distribution of the income realized from a Membership interest, the Company may accumulate the income until this issue is fully determined and resolved. Accumulated income will be credited to the capital account of the Member whose interest is in question.

Section 8.5 Substituted Member. Subject to Section 8.9, no assignee or transferee of the whole or any portion of a Member's interest in the Company shall have the right to become a substituted Member in place of his assignor unless all of the following conditions are satisfied:

(a) The Managers, and a majority in interest of all of the Members (not including any assignee of a Membership interest) have consented in writing to the admission of the assignee as a substituted Member;

(b) The fully executed and acknowledged written instrument of assignment which has been filed with the Company sets forth the intention of the assignor that assignee become a substitute Member;

(c) The assignor and assignee execute and acknowledge such other instruments as the Managers may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this agreement; and

(d) Unless waived by the Manager, a reasonable transfer fee, not exceeding $1,000.00, has been paid by assignee to the Company.

The Managers will be required to amend the Agreement of the Company only annually to reflect the substitution of Members. Until the Agreement of the Company is so amended, an assignee shall not become a substituted Member.

The death, legal incapacity, bankruptcy, or dissolution of a Member shall not cause a dissolution of the Company, but the rights of such Member to share in the income or loss of the Company and to receive distributions shall, on the happening of such an event, devolve on his personal representative, or in the event of the death of one whose Membership Interest is held in joint tenancy, pass to the surviving joint tenants, subject to the terms and conditions of this Agreement. However, in no event shall such personal representative or surviving joint tenant become a substituted Member solely by reason of such capacity. It is understood that each of the Members who are individuals will have made provision for a testamentary disposition of their Interest in the Company to a transferee(s) permitted under Section 8.3, so that upon death their beneficiary or beneficiaries will be directed to accede to the Membership Interest and this Agreement. If a Member's death results in a transfer that is not in compliance with this understanding, the interest of the deceased member shall be treated as an interest passing to an unapproved transferee and shall be specifically subject to the terms and conditions of Section 8.7 below. The estate of the Member shall be liable for all the obligations of the deceased or incapacitated Member.

Except as specifically provided in Section 8.7(g), in the event a vote of the Members shall be taken pursuant to this Agreement for any reason, a Member shall, solely for the purpose of determining the number of Membership interests held by him in weighing his vote, be deemed the holder of any Membership interest assigned by him in respect of which the assignee has not become a substituted Member.

Section 8.6 Non-Registration of Securities. The ownership and transfer of a limited liability company interest is further subject to the following disclosure and condition:

> THE LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS OF ENDO & CENTRE VENTURE, LLC HAVE NOT BEEN, NOR WILL BE, REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS. THE LIMITED LIABILITY COMPANY INTERESTS OF ENDO & CENTRE VENTURE, LLC MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS SO REGISTERED OR QUALIFIED, OR UNLESS AN EXEMPTION FROM REGISTRATION OR QUALIFICATION EXISTS. THE AVAILABILITY OF ANY EXEMPTION FROM REGISTRATION OR QUALIFICATION MUST BE ESTABLISHED BY AN OPINION AND COUNSEL FOR THE OWNER THEREOF, WHICH OPINION AND COUNSEL MUST BE REASONABLY SATISFACTORY TO ENDO & CENTRE VENTURE, LLC.

Section 8.7 Purchase of Membership Interests from Unapproved Transferees. If any person or agency should acquire an interest of the Company as the result of an order of a court of competent jurisdiction including, but not limited to, an order incident to divorce, insolvency, or bankruptcy of a Member which order the Company is required to recognize, or if a Manager or Member makes an unauthorized transfer of a Membership interest which the Company is required to recognize, the interest of the transferee may then be acquired by the Company upon the following terms and conditions:

(a) The Company will have the option to acquire the interest by giving written notice to the transferee of its intent to purchase within 90 days from the date it is finally determined that the Company is required to recognize the transfer.

(b) The Company will have 180 days from the first day of the month following the month in which it delivers notice exercising its option to purchase the interest. The valuation date for the Membership interest will be the first day of the month following the month in which notice is delivered.

(c) Unless the Company and the transferee agree otherwise, the fair market value of a Membership interest is to be determined by the written appraisal of a person or firm qualified to value this type of business. In the event the parties cannot agree upon one appraiser, then the buyer and seller of the Membership interest shall each select an appraiser ("Appraiser 1" and "Appraiser 2" respectively); the two appraisers shall jointly select a third appraiser ("Appraiser 3"). The value arrived at by appraisal shall be determined by Appraiser 1 and Appraiser 2 submitting their separate appraisals to Appraiser 3. Appraiser 3 shall independently review the appraisals and shall select one appraisal between the two appraisals submitted as the appraisal which, in the opinion of Appraiser 3, best represents the value of the limited liability company, and that appraisal so selected shall be used to determine the value of the limited liability company interest being sold pursuant to this Section 8.7. All appraisals shall include adjustments to recognize appropriate valuation discounts, including but not limited to discounts for marketability and lack of control.

(d) Closing of the sale will occur at the registered office of the Company at 10:00 o'clock a.m. on the first Tuesday of the month following the month in which the valuation report is completed and delivered to the parties to the sale. During the period of time prior to the closing date, the transferee will be considered a non-voting owner of the Membership interest.

(e) In order to reduce the burden upon the resources of the Company, the Company will have the option, to be exercised in writing delivered at closing, to pay its purchase money obligation in 10 equal annual installments (or the remaining term of the Company if less than 10 years) with interest thereon at market rates, adjusted annually as of the first day of each calendar year at the option of the Managers. The term "market rates" will mean the average of the rates of interest prescribed as their "prime rate" by the three largest banks in the State of Nevada on the first day of a the then calendar year, less one percent (1%). If Internal Revenue Code Sections 483 and 1274A apply to this transaction, the rate of interest of the purchase money obligation will be fixed at the rate of interest then required by law. The first installment of principal, with interest due thereon, will be due and payable on the first day of the calendar year following closing, and subsequent annual installments, with interest due thereon, will be due and payable, in order, on the first day of each calendar year which follows until the entire amount of the obligation, principal and interest, is fully paid. The Company will have the right to prepay all or any part of the purchase money obligation at any time without premium or penalty.

(f) The Managers may assign the Company's option to purchase to one or more of the remaining Members (this with the affirmative consent of no less than 50% of the remaining Members, excluding the interest of the Member or transferee whose interest is to be acquired), and when done, any rights or obligations imposed upon the Company will instead become, by substitution, the rights and obligations of the Members who are assignees.

(g) Neither the transferee of an unauthorized transfer nor the Member causing the transfer will have the right to vote during the prescribed option period or, if the option to purchase is timely exercised, until the sale is actually closed.

Section 8.8 Conditions of Transfer of Member's Interest. Subject to 1) Section 8.9 and 2) any restrictions on transferability required by law or contained elsewhere in this Agreement, all transfers of Membership interests shall be subject to the following restrictions, conditions, terms, duties, and obligations:

(a) The assignee meets all of the requirements applicable to a Substituted Member and consents in writing in a form satisfactory to the Managers to be bound by the terms of this Agreement;

(b) The Managers consent in writing to the assignment, which consent shall be withheld only if such assignment does not comply with Section 8.7(a), if such assignment is to a tax-exempt entity or a nonresident alien, or if such assignment would jeopardize the status of the Company as a Partnership for federal income tax purposes, would cause the Company to be terminated under Code Section 708, or would violate, or cause the Company to violate, any applicable law or governmental rule or

regulation, including without limitation, any applicable federal or state securities law; and

(c) If requested by a majority of the Members, an opinion from counsel for the Company is delivered to the Managers at the expense of the transferring Member stating that, in the opinion of said counsel, such assignment would not jeopardize the status of the Company as a partnership for federal income tax purposes, would not cause the termination of the Company under Code Section 708, and would not violate, nor cause the Company to violate, any applicable law or governmental rule or regulation, including without limitation, any applicable federal or state securities law.

(d) By executing this Agreement, each Member shall be deemed to have consented to any assignment consented to by the Managers. Anything herein to the contrary notwithstanding, in no event shall an assignment be made to a minor or to an incompetent (except in trust or pursuant to the Uniform Transfers to Minors Act).

(e) Each Member agrees that he will, upon request of the Managers, execute such certificates or other documents and perform such acts as the Managers deem appropriate after an assignment of that Member's Interest to preserve the limited liability status of the Company under the laws of the jurisdictions in which the Company is doing business. For purposes of this Section 8.8, any transfer of any interest in the Company, whether voluntary or by operation of law, shall be considered an assignment.

(f) Each Member agrees that he will, prior to the time the Managers consent to an assignment of any Interest by that Member, pay all reasonable expenses, including attorneys' fees, incurred by the Company in connection with such assignment.

(g) Each of the Members, by executing this Agreement, hereby covenants and agrees that he will not, in any event, sell or distribute any interest unless, in the opinion of counsel to the assignee (which counsel and opinion shall be satisfactory to counsel for the Company), such interest may be legally sold or distributed in compliance with then-applicable federal and state statutes.

(h) Anything herein to the contrary notwithstanding, both the Company and the Managers shall be entitled to treat the assignor of an Interest as the absolute owner thereof in all aspects, and shall incur no liability for distributions made in good faith to him, until such time as a written assignment that conforms to the requirements of this Article VIII has been received by the Company and accepted by the Managers.

ARTICLE IX
DURATION OF BUSINESS; DISSOLUTION

Section 9.1 Duration. The Company shall continue:

(a) until all interests in the property acquired by it have been sold or disposed of, or have been abandoned; or

(b) until dissolved and terminated as provided for herein below.

Section 9.2 Termination of Membership Interest. The Managers may terminate the interest of a Member and expel him:

(a) For interfering in the management of the Company affairs or otherwise engaging in conduct which could result in the Company losing its then existing tax status with the Internal Revenue Service;

(b) If the conduct of a Member tends to bring the Company into disrepute or his interest becomes subject to attachment, garnishment, or similar legal proceedings; or

(c) For failing to meet any commitment to the Managers in accordance with any written undertaking.

In each of the foregoing events, the termination shall not result in the forfeiture to the Member of the value of his interest in the Company at the time of termination and shall be in accordance with the terms and conditions set forth in Section 8.7.

Section 9.3 Dissolution of Company. The Company shall be dissolved only upon the occurrence of any of the following events:

(a) The written consent or affirmative vote to dissolve the Company of all the Managers and more than three-fourths (3/4) of the then outstanding Membership interests.

(b) Voluntary dissolution of the Company by agreement of all of the Members.

(c) The entry of a dissolution decree or judicial order by a court of competent jurisdiction or by operation of law.

Section 9.4 Distribution upon Termination. In the event of dissolution and final termination, the Managers shall wind up the affairs of the Company, shall sell all the Company assets as promptly as is consistent with obtaining, insofar as possible, the fair value thereof, and after paying all liabilities, and including all costs of dissolution, and subject to the right of the Managers to set up cash reserves to meet short-term Company liabilities and other liabilities or obligations of the Company, shall distribute the remainder ratably to the Members pursuant to the relevant provisions of this Agreement.

Section 9.5 Procedure Upon Dissolution. On any dissolution and termination of the Company under this Agreement or applicable law, except as otherwise provided in this Agreement, the continuing operation of the Company's business shall be confined to those activities reasonably necessary to wind up the Company's affairs, discharge its obligations, and either liquidate the Company's assets and deliver the proceeds of liquidation or preserve and distribute its assets in kind promptly on dissolution.

Section 9.6 Winding Up Of The Company. Upon the dissolution of the Company, the proceeds from the liquidation of the assets of the Company and collection of the receivables of the

Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following order of priority:

(a) To the payment and discharge of all of the Company's debts and liabilities and the expenses of liquidation;

(b) To the payment and discharge of all of the Company's debts and liabilities owing to Members, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Member;

(c) To the Members according to their respective Company capital accounts.

Section 9.7 Gains or Losses in Process of Liquidation. Any gain or loss on disposition of Company properties in the process of liquidation shall be credited or charged to the Members in the proportions of their interests in profits or losses as determined under Article III. Any property distributed in kind in the liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Members in the proportions of their interests in profits and losses as specified in Article III, subject, however, to any allocation of gain or loss which may otherwise be required under the Internal Revenue Code of 1986, as amended.

Section 9.8 Company Continuity. For so long as the Company shall exist, each Member waives the right to compel a dissolution of the Company or to compel a partition of the property of the Company. No Member will have an ownership interest in the property of the Company. The Company, as an entity for federal income tax purposes and for state law purposes, will not terminate by reason of:

(a) the death, disability, bankruptcy or insolvency of a Member;

(b) the addition of a Manager or Member or the death, disability, removal, resignation or other act of withdrawal of a Manager or Member;

(c) the withdrawal or expulsion of a Member unless there are no remaining Members; or,

(d) any other act or omission to act, not having the approval or consent of all Members, which is or may be construed to be a termination of the Company as an entity under Nevada law.

To the greatest extent permitted by Nevada law, any act or omission to act shall be resolved in favor of a continuation of the Company, without the requirement of liquidation and winding up.

ARTICLE X

REMOVAL, WITHDRAWAL AND ADMISSION OF SUCCESSOR MANAGERS

Section 10.1 Managers. The initial Managers of the Company shall be DANIEL CRAWFORD and ASHOK PATEL.

Section 10.2 Cessation. A person shall cease to be a Manager upon the removal or withdrawal in accordance with Sections 10.3 and 10.4 hereof, dissolution, legal incapacity, bankruptcy, death, adjudication of incompetence or any of the other events set forth in the Act and all of such Manager's rights and powers as a Manager shall be terminated, and such person shall cease to be a Manager. Any of the remaining Managers shall have the right to continue the business of the Company.

Section 10.3 Removal of a Manager. DANIEL CRAWFORD OR ASHOK PATEL may be removed as Manager only upon the written consent or affirmative vote of Members owning greater than 80% of the then outstanding Membership interests or the occurrence of an event described in 10.2 above. Upon the written consent or affirmative vote of Members owning greater than 50% of the then outstanding Membership interests, any Successor Manager may be removed if, simultaneously with such removal, a Successor Manager is elected by the Members owning greater than 50% of the then outstanding Membership interests. Written notice of such determination setting forth the effective date of such removal shall be served upon the Manager, and as of the effective date, shall terminate all of such person's rights and powers as a.

Section 10.4 Withdrawal of a Manager. Upon 30 days notice to the Members, any Manager may withdraw as a Manager at any time.

Section 10.5 Election of New Manager. In the event any person ceases to be a Manager pursuant, and as a consequence thereof the Company has no Manager, any Member may nominate one or more persons for election as Manager(s). No person shall become a Manager unless elected by an affirmative vote of a majority in interest of the Members.

Section 10.6 Amendment to the Articles of Organization of the Company. In the event a Manager is unwilling or unable to sign a required amendment to the Articles of Organization of the Company as evidence of withdrawal, substitution or addition of a Manager, the amended Articles may be signed by:

(a) the remaining Managers, if more than one Managers is then serving, and any successor elected by the Members or as otherwise designated by the Operating Agreement; or,

(b) if but one Manager was serving, and who ceases to serve for any reason, by the new Manager or Managers, as substitute or successor, and at least 50% interest of the Members.

Each Manager serving or to serve in the capacity of a Manager does hereby appoint its successor (or if there is more than one Manager serving at the time a Manager shall refuse or be unable to act, the remaining Manager or Managers) as its attorney in fact, to sign the amended certificate on its behalf.

Section 10.7 Termination of Executory Contracts With the Terminated Manager or Affiliates. All executory contracts between the Company and a Manager removed pursuant to Section 10.2, 10.3 or 10.4 hereof, may be terminated by the Company effective upon sixty (60) days' prior written notice of such termination to the Managers. The removed Manager thereof may also terminate and cancel any such executory contract effective upon sixty (60) days' prior written notice of such termination and cancellation given to the Company. This Section 10.7 shall also apply to any executory contracts between the Company and any affiliate(s) of the removed Manager.

ARTICLE XI

POWER OF ATTORNEY

Section 11.1 Managers as Attorney-In-Fact. Each Member hereby makes, constitutes and appoints each Manager and each successor Manager, with full power of substitution and re-substitution, his true and lawful attorney-in-fact for him and in his name, place and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file and record:

(a) This Agreement and all agreements, certificates, instruments and other documents amending or changing this Agreement as now or hereafter amended which the Managers may deem necessary or appropriate as permitted under the Company Operating Agreement to reflect only the following amendments or changes:

(1) the exercise by any Manager of any power granted to it under this Agreement;

(2) any amendments adopted by the Members in accordance with the terms of this Agreement;

(3) the admission of any substituted Member or Manager; and

(4) the disposition by any Member of its interest in the Company; and

(b) Any certificates, instruments and documents as may be required by, or may be appropriate under, the laws of the State of Nevada or any other state or jurisdiction in which the Company is doing or intends to do business.

Each Member authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing.

Section 11.2 Nature as Special Power. The power of attorney granted pursuant to this Article XI:

(a) Is a special power of attorney coupled with an interest;

(b) May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c) Shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its interest in the Company, except that where the assignment is of such Member's entire interest in the Company and the assignee, with the consent of the Managers, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments. This Agreement may be amended at any time, and from time to time, upon the written approval of the Manager(s) and more than three-fourths (3/4) of the Membership interests.

Section 12.2 Notices. Any written notice to any of the Members required or permitted under this Agreement shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid and addressed to the party at its last known address. Notices to the Company shall be similarly given, and addressed to it at its principal place of business.

Section 12.3 Governing Law. This Agreement is intended to be performed in the State of Nevada and the laws of that State shall govern its interpretation and effect.

Section 12.4 Successors. This Agreement shall be binding on and inure to the benefit of the respective Member's successors and assigns, except to the extent of any contrary provision in this Agreement.

Section 12.5 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 12.6 Entire Agreement. This Agreement contains the entire agreement of the Members relating to the rights granted and obligations assumed under this Agreement. Any oral

representations or modifications concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Member to be charged.

Section 12.7 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Section 12.8 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

Section 12.9 Time. Time is of the essence with respect to this Agreement.

Section 12.10 Headings. Section and other headings, contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 12.11 Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

Section 12.12 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 12.13 Waiver of Action for Partition. Each of the Members irrevocably waives any right that they may have to maintain any action for partition with respect to any of the Company Property.

Section 12.14 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

Section 12.15 Further Documents. Each Member agrees to perform any further acts and to execute and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement.

Section 12.16 Attorneys' Fees. If an action is instituted to enforce the provisions of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the losing party or parties its or their reasonable attorneys' fees and costs as set by the Court.

Section 12.17 Elections Made by the Company. All elections required or permitted to be made by the Company under the Internal Revenue Code shall be made by the Managers in such manner as will in their judgment be most advantageous to a majority in interest of the Members.

IN WITNESS WHEREOF, the Members have executed this Operating Agreement of ENDO & CENTRE VENTURE, LLC on the day above written.

MANAGERS:

____

DANIEL CRAWFORD ASHOK PATEL

MEMBERS:

ENDO BRANDS, INC.

By: [signature]

Daniel Crawford, President

CENTRE MANUFACTURING, INC.

By: Ashok Patel

Print name: ASHOK PATEL

Title: it's CEO